PROMISSORY NOTE

(Term Loan)

$_____________

Little Rock, Arkansas

August 12, 2014

FOR VALUE RECEIVED, the undersigned, HII TECHNOLOGIES, INC., a Delaware corporation, APACHE ENERGY SERVICES, LLC, a Nevada limited liability company, AQUA HANDLING OF TEXAS, LLC, a Texas limited liability company, HAMILTON INVESTMENT GROUP, an Oklahoma corporation, and KMHVC, INC., a Texas corporation (individually and collectively, the “Borrower”), hereby jointly and severally promise to pay to the order of HEARTLAND BANK, an Arkansas state bank, as agent (the “Agent”) for the benefit of ___________________, an Arkansas state bank, and any successors and assigns (the “Payee”), at One Information Way, Suite 300, Little Rock, Arkansas 72202, the principal sum of ______________ MILLION AND NO/100 DOLLARS ($___________________) (or the unpaid balance of all principal advanced under this Note, if that amount is less) together with interest on the unpaid principal balance of this Note from day to day outstanding, as hereinafter provided.  All capitalized terms herein, unless otherwise defined, shall have the same definitions as those found in that certain Credit Agreement (Term Loan) by and between the Borrower, Agent, Payee and the lenders from time to time a party thereto dated of even date herewith (as amended, the “Credit Agreement”).

The Term Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at the interest rates as provided in, and pursuant to the terms of, the Credit Agreement.

Interest and principal on this Note shall be due and payable as provided in the Credit Agreement.  The final principal payment and any unpaid interest owing hereunder shall be due and payable in full on the Maturity Date.  Borrower acknowledges and understands that the Term Loan will not fully amortize prior to the Maturity Date, and on the Maturity Date a final balloon payment of all outstanding principal under this Note and accrued interest thereon shall be due and payable in full.  The principal balance hereof may be, and shall be required to be, prepaid as provided in the Credit Agreement.

This Note is not a revolving promissory note; therefore, amounts repaid pursuant to the terms set forth in the Credit Agreement shall not be readvanced.

At the option of the holder of this Note the entire principal balance and accrued interest owing hereon shall become due and payable without further demand upon the occurrence at any time of any Event of Default under the Credit Agreement.

Except as otherwise set forth in this Note or the Credit Agreement, the Borrower waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notice of any kind, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and consents to all extensions which from time to time may be granted by the holder hereof and to all partial payments hereon, whether before or after maturity.

TERM NOTE  (HII Technologies)

If this Note is not paid when due, whether at maturity or by acceleration or otherwise, or if it is collected through a bankruptcy, probate or other judicial or administrative proceeding, whether before or after maturity, the Borrower agrees to pay all reasonable costs of collection, including, but not limited to, reasonable attorneys’ fees, incurred by the holder hereof.

Any provisions herein, or in any other document executed in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, the holder hereof shall in no event charge or be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that the holder hereof shall be paid, as interest, a sum greater than the maximum permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note.  If any construction of this Note, or any and all other papers, agreements or commitments, indicates a different right given to the holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording, which this clause shall override and control; it being the intention of the parties that this Note and all other instruments executed in connection herewith shall in all things comply with applicable law, and proper adjustment shall automatically be made accordingly.  In the event the holder hereof ever receives, collects or applies as interest, any sum in excess of the maximum permitted by applicable law, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, in the inverse order of maturity, and not to interest, and if this Note is paid in full, any remaining excess shall be refunded to the Borrower.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum permitted by applicable law, the Borrower and the holder hereof shall, to the maximum extent permitted under applicable law: (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread the total amount of interest throughout the entire term of this Note (including any renewals or extensions) so that the interest rate is uniform throughout the entire term of this Note and does not exceed the maximum permitted by applicable law. The provisions of this paragraph shall control all existing and future agreements between the Borrower and the holder hereof.

This Note is intended to be performed in Pulaski County, Arkansas, and except to the extent that the laws of the United States of America may pre-empt or govern the terms hereof, this Note shall be governed by and construed in accordance with the laws of the State of New York; and the Borrower irrevocably agrees that in the event of any dispute involving this Note or any other instruments executed in connection herewith, venue for such dispute shall lie in any court of competent jurisdiction in Pulaski County, Arkansas.

This Note and all the covenants, promises and agreements contained herein shall be binding upon and inure to the benefit of the respective heirs, devisees, legal and personal representatives, successors and assigns of the holder hereof and the Borrower.  This Note and the obligations evidenced hereby shall be the joint and several obligation of each of the Borrower.

THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL

TERM NOTE  (HII Technologies)

AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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TERM NOTE  (HII Technologies)

EXECUTED as of  the date first written above.

BORROWER:

HII TECHNOLOGIES, INC.,

a Delaware corporation

By: /s/Matthew C. Flemming

Matthew C. Flemming

Chief Executive Officer

APACHE ENERGY SERVICES, LLC,

a Nevada limited liability company

By: /s/Matthew C. Flemming

Matthew C. Flemming

Chief Executive Officer

AQUA HANDLING OF TEXAS, LLC,

a Texas limited liability company

By:  /s/Matthew C. Flemming

Matthew C. Flemming

Chief Executive Officer

HAMILTON INVESTMENT GROUP,

an Oklahoma corporation

By:  /s/Matthew C. Flemming

Matthew C. Flemming

Chief Executive Officer

KMHVC, INC.,

a Texas corporation

By:  /s/ Matthew C. Flemming

Matthew C. Flemming

Chief Executive Officer

TERM NOTE  (HII Technologies)

Signature Page